CONSENT OF COUNSEL

AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)

We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services – Other Service Providers – Counsel to the Trust” in the Statements of Additional Information for the portfolios of AIM Investment Funds (Invesco Investment Funds) (the “Trust”) included in Post-Effective Amendment No. 174 to the Registration Statement under the Securities Act of 1933, as amended (No. 033-19338), and Amendment No. 175 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-05426), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young,
LLP Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania

February 26, 2019